Exhibit 99.1

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

News Release

Investor Contact

Matt Lee

Sr. Vice President, Finance and Investor Relations

Dine Brands Global, Inc.

IR@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Mediainquiries@dinebrands.com

Dine Brands Global, Inc. Reports Second Quarter 2025 Results

PASADENA, Calif., August 6, 2025 – Dine Brands Global, Inc. (NYSE: DIN) (the “Company” or “Dine Brands”), the parent company of Applebee’s Neighborhood Grill + Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the second quarter of fiscal year 2025.

“In the second quarter, we continued to build positive momentum across both Applebee’s and IHOP, with notable improvements in sales and traffic. Applebee’s benefited from strong consumer response to our value-driven promotions and continued innovation in menu and marketing, while IHOP saw growth fueled by its refreshed brand positioning and value strategy. At the same time, our Dual Brands initiative is building traction with our franchisees as our second domestic unit also opened with strong economics. We remain confident that our ongoing investments will generate sustainable value for our shareholders and franchisees based on these results.” said John Peyton, Chief Executive Officer of Dine Brands.

Vance Chang, Chief Financial Officer, Dine Brands added, “In this quarter, we successfully completed a refinancing transaction that strengthens our capital structure and enhances financial flexibility, positioning us well for future growth. We remain committed to delivering shareholder value through sustained financial performance and strategic investment.”

Domestic Restaurant Sales for the Second Quarter of 2025

•

Applebee’s year-over-year domestic comparable same-restaurant sales increased 4.9% for the second quarter of 2025. Off-premise sales accounted for 22.0% of sales mix in the second quarter of 2025 representing per restaurant average weekly sales of approximately $12,800.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

•

IHOP’s year-over-year domestic comparable same-restaurant sales declined 2.3% for the second quarter of 2025. Off-premise sales accounted for 20.0% of sales mix in the second quarter of 2025, representing per restaurant average weekly sales of approximately $7,600.

Second Quarter of 2025 Summary

•

Total revenues for the second quarter of 2025 were $230.8 million compared to $206.3 million for the second quarter of 2024. The increase was primarily due to an increase in company restaurant sales attributable mainly to the acquisition of Applebee’s and IHOP restaurants prior to the second quarter of 2025 offset by a decrease in franchise revenues and a decrease in rental income.

•

General and Administrative (“G&A”) expenses for the second quarter of 2025 were $50.8 million compared to $46.9 million for the second quarter of 2024. The variance was primarily attributable to an increase in compensation-related expenses and an increase in professional service fees, both due in part to the G&A expenses related to company restaurant operations as well as dual brand and remodel initiatives.

•

GAAP net income available to common stockholders was $13.2 million, or earnings per diluted share of $0.89, for the second quarter of 2025 compared to net income available to common stockholders of $22.5 million, or earnings per diluted share of $1.50 for the second quarter of 2024. The decrease was primarily due to a decrease in segment profit and an increase in G&A expenses.

•

Adjusted net income available to common stockholders was $17.4 million, or adjusted earnings per diluted share of $1.17, for the second quarter of 2025, compared to adjusted net income available to common stockholders of $25.6 million, or adjusted earnings per diluted share of $1.71, for the second quarter of 2024. The decline was primarily due to a decrease in segment profit and an increase in G&A expenses. (See “Non-GAAP Financial Measures” for reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the second quarter of 2025 was $56.2 million compared to $67.0 million for the second quarter of 2024. (See “Non-GAAP Financial Measures” for reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the second quarter of 2025 resulted in seven new restaurant openings and 46 restaurant closures.

First Six Months of 2025 Summary

•

Total revenues for the first six months of 2025 were $445.6 million compared to $412.5 million for the first six months of 2024. The increase was primarily due to an increase in company restaurant sales attributable mainly to the acquisition of 59 Applebee’s and 10 IHOP restaurants partially offset by a decrease in franchise revenues and a decrease in rental income.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

•

G&A expenses for the first six months of 2025 were $102.1 million compared to $99.0 million for the first six months of 2024. The variance was primarily due to an increase in professional service and legal fees and costs related to company restaurant operations as well as dual brand and remodel initiatives, partially offset by a decrease in stock-based compensation and a decrease in software maintenance costs.

•

GAAP net income available to common stockholders was $21.1 million, or earnings per diluted share of $1.41, for the first six months of 2025 compared to net income available to common stockholders of $39.4 million, or earnings per diluted share of $2.64 for the first six months of 2024. The decline was primarily due to a decrease in segment profit, an increase in closure and impairment charges and an increase in G&A expenses.

•

Adjusted net income available to common stockholders was $32.8 million, or adjusted earnings per diluted share of $2.20, for the first six months of 2025 compared to adjusted net income available to common stockholders of $45.5 million, or adjusted earnings per diluted share of $3.04, for the first six months of 2024. The decline was primarily due to a decrease in segment profit and an increase in G&A expenses. (See “Non-GAAP Financial Measures” for reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the first six months of 2025 was $110.9 million compared to $127.8 million for the first six months of 2024. (See “Non-GAAP Financial Measures” for reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•

Cash flows provided by operating activities for the first six months of 2025 were $53.1 million. This compares to cash flows provided by operating activities of $52.2 million for the first six months of 2024. The increase was primarily due to a favorable change in working capital primarily due to the timing of income tax payments postponed due to wildfire relief, offset by a decrease in segment profit and higher G&A expenses.

•

Adjusted free cash flow was $48.7 million for the first six months of 2025. This compares to adjusted free cash flow of $52.9 million for the first six months of 2024. (See “Non-GAAP Financial Measures” for reconciliation of the Company’s cash flows provided by operating activities to adjusted free cash flow.)

•	Development activity by Applebee’s and IHOP franchisees for the first six months of 2025 resulted in 16 new restaurant openings and 85 restaurant closures.

Key Balance Sheet Metrics (as of June 30, 2025)

•	Total cash, cash equivalents and restricted cash of approximately $263.2 million, of which approximately $194.2 million was unrestricted cash.

•	Available borrowing capacity under the 2025 Variable Funding Senior Notes, Class A-1 is over $224 million.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

GAAP Effective Tax Rate

The Company’s effective tax rate was 30.6% for the six months ended June 30, 2025, as compared to 26.4% for the six months ended June 30, 2024. The effective tax rate for the six months ended June 30, 2025 was higher than the rate of the prior comparable period primarily due to a lower tax deduction related to stock-based compensation, resulting from the changes in our stock price.

Capital Returns to Debt and Equity Holders

As previously disclosed, on June 17, 2025, the Company completed the refinancing of its Series 2019-1 4.723% Fixed Rate Senior Secured Notes, Class A-2-II and issued the Series 2025-1 6.720% Fixed Rate Senior Secured Notes, Class A-2 with an initial aggregate principal amount of $600 million, which bear interest at a fixed coupon rate of 6.720% per annum, payable quarterly, and have an expected term of five years.

On the same date, the Company also terminated its 2022-1 Variable Funding Senior Notes, Class A-1 and entered into a purchase agreement for the issuance of up to $325 million of Series 2025-1, Class A-1 Variable Funding Senior Notes, which will allow the Company to borrow amounts periodically on a revolving basis and issue letters of credit. The applicable interest rate will depend on the type of borrowing.

During the second quarter of 2025, the Company repurchased approximately $6.0 million of its common stock and paid quarterly cash dividends totaling approximately $8.0 million.

Financial Performance Guidance for 2025

As a result of our sales, traffic and dual brand pipeline to date, we are further investing in the business to accelerate development opportunity as well as strengthen our company owned portfolio. As such, the Company‘s fiscal year 2025 guidance items have been updated as follows:

•	Updated: Applebee’s domestic system-wide comparable same-restaurant sales performance is expected to range between positive 1% and positive 3% (versus between negative 2% and positive 1% previously).

•	Updated: IHOP’s domestic system-wide comparable same-restaurant sales performance is expected to range between negative 1% and positive 1% (versus between negative 1% and positive 2% previously).

•	Reiterated: Domestic development activity by Applebee’s franchisees is expected to be between 20 and 35 net fewer restaurants.

•	Reiterated: Domestic development activity by IHOP franchisees and area licensees is expected to be between 10 net fewer restaurants and 10 net new openings.

•	Updated: Consolidated adjusted EBITDA is expected to range between approximately $220 million and $230 million (versus between $235 million and $245 million previously).

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

•

Updated: G&A expenses are expected to range between approximately $205 million and $210 million (versus between $200 million and $205 million previously). This total includes non-cash stock-based compensation expense and depreciation of approximately $35 million.

•	Updated: Capital expenditures are expected to range between approximately $30 million and $40 million (versus between $20 million and $30 million previously).

Dine Brands does not provide forward-looking guidance for GAAP net income because it is unable to predict certain items contained in the GAAP measure without unreasonable efforts. These items may include closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, other non-income-based taxes and other items deemed not reflective of current operations.

Second Quarter of 2025 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on August 6, 2025, at 9:00 a.m. Eastern time. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events & Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of June 30, 2025, these three brands consisted of close to 3,500 restaurants across 19 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions, including the impact of inflation, particularly as it may impact our franchisees directly; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of corporate strategies, including restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees, including any insolvency or bankruptcy; credit risks

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

from our IHOP franchisees operating under our previous IHOP business model in which we built and equipped IHOP restaurants and then franchised them to franchisees; insufficient insurance coverage to cover potential risks associated with the ownership and operation of restaurants; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; risks of food-borne illness or food tampering; possible future impairment charges; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; changes in U.S. government regulations and trade policies, including the imposition of tariffs and other trade barriers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; delivery initiatives and use of third-party delivery vendors; our allocation of human capital and our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; risks of major natural disasters, including earthquake, wildfire, tornado, flood or a man-made disaster, including terrorism, civil unrest or a cyber incident; risks of volatile or adverse weather conditions as a result of climate change; pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; changes in tax laws; failure to meet investor and stakeholder expectations regarding business responsibility matters; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measures “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any gain or loss related to debt extinguishment, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any interest expense, any income tax provision or benefit, any depreciation and amortization, any non-cash stock-based compensation, any closure and impairment charges, any gain or loss related to debt extinguishment, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

and repurchases of common stock, and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$101,210	$101,980	$196,934	$202,596
Advertising revenues	73,509	74,518	143,999	149,779

Total franchise revenues	174,719	176,498	340,933	352,375
Company restaurant sales	28,243	299	49,816	573
Rental revenues	27,525	29,006	54,180	58,555
Financing revenues	297	464	635	999

Total revenues	230,784	206,267	445,564	412,502

Cost of revenues:
Franchise expenses:
Advertising expenses	73,509	74,518	143,999	149,779
Bad debt (credit) expense	1,537	(729)	3,197	(546)
Other franchise expenses	11,398	11,164	20,441	22,193

Total franchise expenses	86,444	84,953	167,637	171,426
Company restaurant expenses	30,908	312	52,914	611
Rental expenses:
Interest expense from finance leases	715	739	1,404	1,479
Other rental expenses	20,431	20,911	40,952	42,126

Total rental expenses	21,146	21,650	42,356	43,605
Financing expenses	57	81	118	165

Total cost of revenues	138,555	106,996	263,025	215,807

Gross profit	92,229	99,271	182,539	196,695
General and administrative expenses	50,769	46,858	102,106	99,045
Interest expense, net	17,799	17,850	35,526	35,922
Closure and impairment charges	1,155	442	7,001	1,076
Amortization of intangible assets	2,694	2,723	5,410	5,445
Loss on extinguishment of debt	850	—	850	—
Loss (gain) on disposition of assets	31	174	(80)	(63)

Income before income taxes	18,931	31,224	31,726	55,270
Income tax provision	(5,117)	(8,042)	(9,715)	(14,615)

Net income	13,814	23,182	22,011	40,655
Other comprehensive income (loss) net of tax:
Foreign currency translation adjustment	2	(3)	3	(5)

Total comprehensive income	$13,816	$23,179	$22,014	$40,650

Net income available to common stockholders:
Net income	$13,814	$23,182	$22,011	$40,655
Less: Net income allocated to unvested participating restricted stock	(601)	(703)	(919)	(1,206)

Net income available to common stockholders	$13,213	$22,479	$21,092	$39,449

Net income available to common stockholders per share:
Basic	$0.89	$1.50	$1.41	$2.64

Diluted	$0.89	$1.50	$1.41	$2.64

Weighted average shares outstanding:
Basic	14,879	14,943	14,907	14,962

Diluted	14,879	14,943	14,907	14,962

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$194,201	$186,650
Receivables, net of allowance	91,223	115,218
Restricted cash	47,003	42,448
Prepaid gift card costs	19,982	28,552
Prepaid income taxes	—	1,446
Other current assets	18,340	11,685

Total current assets	370,749	385,999
Non-current restricted cash	22,000	19,500
Property and equipment, net	154,271	156,134
Operating lease right-of-use assets	341,526	323,468
Deferred rent receivable	22,034	24,804
Long-term receivables, net of allowance	33,545	35,873
Goodwill	250,260	248,622
Other intangible assets, net	568,710	575,654
Other non-current assets, net	26,852	20,530

Total assets	$1,789,947	$1,790,584

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$100,000
Accounts payable	30,517	37,718
Gift card liability	148,237	177,584
Current maturities of operating lease obligations	64,689	65,336
Current maturities of finance lease and financing obligations	6,514	6,387
Accrued employee compensation and benefits	16,418	16,674
Accrued advertising expenses	12,485	4,735
Dividends payable	7,844	7,790
Other accrued expenses	44,543	29,081

Total current liabilities	431,247	445,305
Long-term debt, net, less current maturities	1,086,992	1,086,551
Operating lease obligations, less current maturities	325,487	310,476
Finance lease obligations, less current maturities	35,341	34,286
Financing obligations, less current maturities	21,365	23,251
Deferred income taxes, net	50,441	54,572
Deferred franchise revenue, long-term	34,294	36,700
Other non-current liabilities	17,325	15,462

Total liabilities	2,002,492	2,006,603

Commitments and contingencies
Stockholders’ deficit:
Common stock	247	248
Additional paid-in-capital	236,117	254,814
Retained earnings	189,849	183,614
Accumulated other comprehensive loss	(73)	(76)
Treasury stock, at cost	(638,685)	(654,619)

Total stockholders’ deficit	(212,545)	(216,019)

Total liabilities and stockholders’ deficit	$1,789,947	$1,790,584

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) (Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net income	$22,011	$40,655
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	20,820	19,395
Non-cash closure and impairment charges	7,001	1,076
Non-cash stock-based compensation expense	6,616	8,757
Non-cash interest expense	1,787	1,619
Loss on extinguishment of debt	850	—
Deferred income taxes	(4,199)	(1,931)
Deferred revenue	(5,784)	(3,387)
Provision for doubtful accounts	3,197	(546)
Gain on disposition of assets	(80)	(63)
Other	(2,046)	(940)
Changes in operating assets and liabilities:
Receivables, net	(5,973)	6,631
Deferred rent receivable	2,770	4,438
Current income tax receivable and payable	10,650	487
Gift card receivable and payable	809	(6,228)
Other current assets	(5,742)	4,472
Accounts payable	(1,167)	(2,260)
Operating lease assets and liabilities	(7,098)	(6,569)
Accrued employee compensation and benefits	(527)	(8,948)
Accrued advertising	12,201	(1,941)
Accrued interest payable	(1,379)	(30)
Other accrued expenses	(1,612)	(2,508)

Cash flows provided by operating activities	53,105	52,179

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	4,826	7,542
Additions to property and equipment	(9,263)	(6,779)
Proceeds from sale of property and equipment	1,049	81
Additions to long-term receivables	(1,769)	(1,790)
Acquisition, net of cash acquired	673	—
Additions to intangible assets	(701)	(126)

Cash flows used in investing activities	(5,185)	(1,072)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	600,000	—
Repayment of long-term debt	(594,000)	—
Payment of debt issuance costs	(11,581)	—
Dividends paid on common stock	(15,764)	(15,707)
Repurchase of common stock	(7,599)	(12,000)
Principal payments on finance lease and financing obligations	(2,530)	(3,080)
Repurchase of restricted stock for tax payments upon vesting	(1,820)	(2,486)
Tax payments for share settlement of restricted stock units	(20)	(30)
Other	—	(5)

Cash flows used in financing activities	(33,314)	(33,308)

Net change in cash, cash equivalents and restricted cash	14,606	17,799
Cash, cash equivalents and restricted cash at beginning of period	248,598	200,592

Cash, cash equivalents and restricted cash at end of period	$263,204	$218,391

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; gain or loss on disposition of assets; loss on extinguishment of debt; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net income available to common stockholders	$13,213	$22,479	$21,092	$39,449
Closure and impairment charges	1,155	442	7,001	1,076
Amortization of intangible assets	2,694	2,723	5,410	5,445
Non-cash interest expense	931	816	1,787	1,619
Loss (gain) on disposition of assets	31	174	(80)	(63)
Loss on extinguishment of debt	850	—	850	—
Other EBITDA adjustments	216	165	1,477	365
Net income tax provision for above adjustments	(1,528)	(1,123)	(4,276)	(2,195)
Net income allocated to unvested participating restricted stock	(195)	(101)	(473)	(185)

Net income available to common stockholders, as adjusted	$17,367	$25,575	$32,788	$45,511

Diluted net income available to common stockholders per share (a):
Net income available to common stockholders	$0.89	$1.50	$1.41	$2.64
Closure and impairment charges	0.06	0.02	0.35	0.05
Amortization of intangible assets	0.13	0.13	0.27	0.27
Non-cash interest expense	0.05	0.04	0.09	0.08
Loss (gain) on disposition of assets	0.00	0.01	0.00	0.00
Loss on extinguishment of debt	0.04	—	0.04	—
Other EBITDA adjustments	0.01	0.01	0.07	0.02
Net income allocated to unvested participating restricted stock	(0.01)	(0.01)	(0.03)	(0.01)
Rounding	—	0.01	—	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.17	$1.71	$2.20	$3.04

Numerator for basic EPS - net income available to common stockholders, as adjusted	$17,367	$25,575	$32,788	$45,511
Effect of unvested participating restricted stock using the two-class method	0	1	—	—

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$17,367	$25,576	$32,788	$45,511

Denominator for basic EPS - weighted-average shares	14,879	14,943	14,907	14,962
Dilutive effect of stock options	—	—	—	—

Denominator for diluted EPS - weighted-average shares	14,879	14,943	14,907	14,962

(a)	Diluted net income available to common stockholders per share for the three and six months ended June 30, 2025 and 2024 presented on an after-tax basis.

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Six Months Ended June 30,
	2025	2024
	(In thousands)
Cash flows provided by operating activities	$53,105	$52,179
Principal receipts from notes and equipment contracts	4,826	7,542
Additions to property and equipment	(9,263)	(6,779)

Adjusted free cash flow	48,668	52,942
Repayment of long-term debt, net	6,000	—
Dividends paid on common stock	(15,764)	(15,707)
Repurchase of common stock	(7,599)	(12,000)

	$31,305	$25,235

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of interest expense, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, closure and impairment charges, loss on extinguishment of debt, gain or loss on disposition of assets, executive separation pay, and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended June 30,		Six Months Ended June 30, 2025
	2025	2024	2025	2024
Net income, as reported	$13,814	$23,182	$22,011	$40,655
Interest charges on finance leases	715	739	1,404	1,479
All other interest charges	20,585	20,749	41,109	41,512
Income tax provision	5,117	8,042	9,715	14,615
Depreciation and amortization	10,458	9,654	20,820	19,395
Non-cash stock-based compensation	3,251	3,833	6,616	8,756
Closure and impairment charges	1,155	442	7,001	1,076
Loss on extinguishment of debt	850	—	850	—
Loss (gain) on disposition of assets	31	174	(80)	(63)
Executive separation pay	—	—	1,140	—
Other	216	165	337	365

Adjusted EBITDA	$56,192	$66,980	$110,923	$127,790

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three and six months ended June 30, 2025 and 2024, the number of “Effective Restaurants” in the Applebee’s, IHOP and Fuzzy’s systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that are based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Applebee’s Restaurant Data
Global Effective Restaurants(a)
Franchise	1,525	1,627	1,537	1,631
Company	52	—	50	—

Total	1,577	1,627	1,587	1,631

System-wide(b)
Domestic sales percentage change(c)	2.8%	(3.0)%	(0.5)%	(4.5)%
Domestic same-restaurant sales percentage change(d)	4.9%	(1.8)%	1.3%	(3.2)%
Franchise(b)
Domestic sales percentage change(c)(e)	0.6%	(3.0)%	(2.6)%	(4.5)%
Domestic same-restaurant sales percentage change(d)	5.0%	(1.8)%	1.5%	(3.2)%
Average weekly domestic unit sales (in thousands)	$58.0	$53.9	$56.3	$54.3
IHOP Restaurant Data
Global Effective Restaurants(a)
Franchise	1,627	1,647	1,635	1,645
Area license	154	155	154	156
Company	10	—	6	—

Total	1,791	1,802	1,795	1,801

System-wide(b)
Sales percentage change(c)	(2.3)%	(0.2)%	(2.6)%	0.0%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	(2.3)%	(1.4)%	(2.5)%	(1.5)%
Franchise(b)
Sales percentage change(c)(e)	(2.7)%	(0.1)%	(2.8)%	0.1%
Domestic same-restaurant sales percentage change(d)	(2.2)%	(1.2)%	(2.4)%	(1.6)%
Average weekly unit sales (in thousands)	$37.8	$38.4	$37.2	$38.0
Area License(b)
Sales percentage change(c)	(3.5)%	(1.2)%	(4.3)%	(0.6)%

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
Fuzzy’s Restaurant Data
Global Effective Restaurants(a)
Franchise	110	124	112	126
Company	1	1	1	1

Total	111	125	113	127

System-wide(b)
Domestic sales percentage change(c)	(17.0)%	(12.4)%	(16.9)%	(12.7)%
Domestic same-restaurant sales percentage change(d)	(11.8)%	(7.5)%	(12.0)%	(8.6)%
Franchise(b)
Domestic sales percentage change(c)	(16.9)%	(12.2)%	(16.9)%	(12.0)%
Domestic same-restaurant sales percentage change(d)	(11.8)%	(7.6)%	(12.0)%	(8.6)%
Average weekly domestic unit sales (in thousands)	$30.2	$32.2	$28.3	$30.4

(a)

“Effective Restaurants” are the weighted average number of restaurants open in each fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s, IHOP and Fuzzy’s systems, which consist of restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide sales” are retail sales at Applebee’s and Fuzzy’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-owned Applebee’s, IHOP and Fuzzy’s restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase in franchisees’ reported sales will result in a corresponding increase in our royalty revenue, while a decrease in franchisees’ reported sales will result in a corresponding decrease in our royalty revenue. Unaudited reported sales for Applebee’s, IHOP and Fuzzy’s franchise restaurants, IHOP area license restaurants, and Applebee’s, IHOP and Fuzzy’s company-owned restaurants were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Reported sales (in millions)
Applebee’s franchise restaurant sales	$1,105.0	$1,102.0	$2,160.1	$2,222.9
Applebee’s company-owned restaurants	24.0	—	44.1	—
IHOP franchise restaurant sales	799.9	822.0	1,580.2	1,625.9
IHOP area license restaurant sales	72.5	75.1	146.3	152.9
IHOP company-owned restaurants	4.0	—	5.3	—
Fuzzy’s franchise restaurant sales	43.1	51.9	82.4	99.1
Fuzzy’s company-owned restaurants	0.2	0.3	0.4	0.6

Total	$2,048.7	$2,051.3	$4,018.8	$4,101.4

(c)	“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior period for all restaurants in that category.
(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales in any given fiscal period, compared to the same weeks in the prior period, for domestic restaurants that have been operated during both periods that are being compared and have been open for at least 18 months. Because of new restaurant openings and restaurant closures, the domestic restaurants open throughout both fiscal periods being compared may be different from period to period.

(e)

The franchise sales percentage change for 2025 was impacted by the acquisition of 47 Applebee’s restaurants in November 2024, 10 IHOP restaurants in March 2025, and 12 Applebee’s restaurants in May 2025 now reported as company-owned.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Restaurant Development Activity

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Applebee’s
Summary - beginning of period:
Franchise	1,547	1,636	1,567	1,642
Company	47	—	47	—

Total Applebee’s restaurants, beginning of period	1,594	1,636	1,614	1,642

Franchise restaurants opened:
Domestic	—	—	1	—
International	—	3	—	5

Total franchise restaurants opened	—	3	1	5

Franchise restaurants permanently closed:
Domestic	(21)	(11)	(34)	(16)
International	—	(3)	(8)	(6)

Total franchise restaurants permanently closed	(21)	(14)	(42)	(22)

Net franchise restaurant reduction	(21)	(11)	(41)	(17)

Franchise restaurants acquired by the Company	(12)	—	(12)	—

Net decrease in franchise restaurants	(33)	(11)	(53)	(17)

Summary - end of period:
Franchise	1,514	1,625	1,514	1,625
Company	59	—	59	—

Total Applebee’s restaurants, end of period	1,573	1,625	1,573	1,625

Domestic	1,468	1,520	1,468	1,520
International	105	105	105	105

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

Restaurant Development Activity (continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
IHOP
Summary - beginning of period:
Franchise	1,649	1,653	1,670	1,657
Area license	155	156	154	157
Company	10	—	—	—

Total IHOP restaurants, beginning of period	1,814	1,809	1,824	1,814

Franchise/area license restaurants opened:
Domestic franchise	5	5	9	10
Domestic area license	1	1	1	1
International franchise	1	7	4	9
International area license	—	—	1	—

Total franchise/area license restaurants opened	7	13	15	20

Franchise/area license restaurants permanently closed:
Domestic franchise	(19)	(9)	(35)	(17)
Domestic area license	(2)	(2)	(2)	(3)
International franchise	(4)	—	(6)	(3)
International area license	—	—	—	—

Total franchise/area license restaurants permanently closed	(25)	(11)	(43)	(23)

Net franchise/area license restaurant (reduction) addition	(18)	2	(28)	(3)

Franchise restaurants acquired by the Company	—	—	(10)	—

Net (decrease) increase in franchise/area license restaurants	(18)	2	(38)	(3)

Summary - end of period:
Franchise	1,632	1,656	1,632	1,656
Area license	154	155	154	155
Company	10	—	10	—

Total IHOP restaurants, end of period	1,796	1,811	1,796	1,811

Domestic	1,667	1,687	1,667	1,687
International	129	124	129	124
Fuzzy’s
Summary - beginning of period:
Franchise	113	127	116	131
Company	1	1	1	1

Total Fuzzy’s restaurants, beginning of period	114	128	117	132

Franchise restaurants opened:
Domestic	2	—	3	—
Franchise restaurants permanently closed:
Domestic	(3)	(3)	(7)	(7)

Net franchise restaurant reduction	(1)	(3)	(4)	(7)

Refranchised from Company restaurants	—	—	—	—

Net decrease in franchise restaurants	(1)	(3)	(4)	(7)

Summary - end of period:
Franchise	112	124	112	124
Company	1	1	1	1

Total Fuzzy’s restaurants, end of period	113	125	113	125

Domestic	113	125	113	125
International	—	—	—	—

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The restaurant counts and activity presented above include 20 dual-branded international and one dual-branded domestic Applebee’s and IHOP restaurants at June 30, 2025, and 10 dual-branded international Applebee’s and IHOP restaurants at June 30, 2024, which are separately counted in each of our brands’ restaurant counts and activity. Dual-branded restaurants are defined as restaurants that reside in one location and operate two of our restaurant concepts under two separate franchise agreements. In addition, the restaurant counts and activity presented above do not include ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).